Exhibit 4.36

MOHEGAN TRIBAL GAMING AUTHORITY,

as Issuer,
THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT,
the Subsidiary Guarantors party hereto,
and
U.S. BANK NATIONAL ASSOCIATION,

as Trustee
____________________________________
SUPPLEMENTAL INDENTURE No. 1
Dated as of March 5, 2012
____________________________________
$200,000,000

11-1/2% Second Lien Senior Secured Notes Due 2017

This SUPPLEMENTAL INDENTURE No. 1 is dated as of March 5, 2012, between MOHEGAN TRIBAL GAMING AUTHORITY (the “Issuer”), the MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (the “Tribe”), and MTGA GAMING, LLC, MOHEGAN VENTURES WISCONSIN, LLC, WISCONSIN TRIBAL GAMING, LLC, MOHEGAN GOLF, LLC, MOHEGAN VENTURES-NORTHWEST, LLC, MOHEGAN COMMERCIAL VENTURES PA, LLC, DOWNS RACING, L.P., BACKSIDE, L.P., MILL CREEK LAND, L.P., NORTHEAST CONCESSIONS, L.P., and MOHEGAN BASKETBALL CLUB LLC (collectively, the “Subsidiary Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”).
RECITALS
WHEREAS, the Issuer, the Tribe, the Subsidiary Guarantors and the Trustee entered into an Indenture, dated as of October 26, 2009 (the “Indenture”), pursuant to which the Issuer issued $200,000,000 in aggregate principal amount of the 11-1/2% Second Lien Senior Secured Notes Due 2017 (the “Notes”; capitalized terms used herein without definition have the respective meanings given to them in the Indenture);
WHEREAS, Section 9.02 of the Indenture provides that with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes, the Issuer, the Subsidiary Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein, except in certain cases where consent of the Holder of each outstanding Note affected is required;
WHEREAS, the Issuer, the Subsidiary Guarantors and the Trustee desire to amend the Indenture with the written consent of Holders of at least a majority in principal amount of the outstanding Notes;
WHEREAS, pursuant to an Offer to Exchange and Consent Solicitation Statement dated January 24, 2012 (as may be amended or supplemented from time to time, the “Exchange Offer”), the Issuer has offered to exchange any and all of the outstanding Notes for new 11-1/2% Second Lien Senior Secured Notes due 2017, and has proposed certain amendments to the Indenture;
WHEREAS, the Holders of at least a majority in principal amount of the Notes outstanding have tendered their Notes for exchange by the Issuer in connection with the Exchange Offer and consented to the proposed amendments described in this Supplemental Indenture pursuant to consent documents obtained prior to the execution hereof; and
WHEREAS, all things necessary to make this Supplemental Indenture when executed by the parties hereto a valid and binding agreement of and supplement to the Indenture have been done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuer, the Subsidiary Guarantors and the Trustee covenant and agree for the benefit of each other and for the equal and proportionate benefit of the respective Holders of the Notes as follows:
ARTICLE 1
Section 1.1    This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of the Indenture for any and all purposes, including but not limited to discharge of the Indenture as provided in Article 8 of the Indenture. Every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 1.2    Section 4.03 is deleted in its entirety and is hereby replaced by the following text: “The Issuer will deliver to the Trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, or if the Issuer is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with rules and regulations prescribed by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.”
Section 1.3    Sections 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17, 4.18, 4.19, 4.21, 4.22, 4.24, 4.25, 4.26, 4.28, 4.29, 5.01, 12.01 and 12.02, clauses (c), (d), (e), (f), (g), (h), (i), (j), (k), (l) and (m) of Section 6.01, and clauses (b), (c), (d), (e), (f), (g) and (h) of Section 8.05 of the Indenture are deleted in their entirety and each of the foregoing is hereby replaced with the following text: “[Reserved]”.
Section 1.4    The definition of term “Collateral” in Section 1.01 of the Indenture is deleted in its entirety and replaced by the following text:
"“Collateral” means and includes all present and future right, title and interest of the Authority or any Guarantor in or to any property whatsoever, including, without limitation, any and all of the following property (but excluding any property specifically excluded in clause (13) below):

(1)    all present and future accounts, accounts receivable, agreements, contracts, leases, contract rights, payment intangibles, rights to payment, instruments, documents, chattel paper (whether tangible or electronic), security agreements, guaranties, letter-of-credit rights, undertakings, surety bonds, insurance policies, notes and drafts, and all forms of obligations owing to the Authority or any Guarantor or in which the Authority or any Guarantor may have any interest, however created or arising;

(2)    all present and future general intangibles, all tax refunds of every kind and nature to which the Authority or any Guarantor now or hereafter may become entitled, however arising, all other refunds, and all deposits, goodwill, choses in action, trade secrets, computer programs, software, customer lists, trademarks (including any applications therefor), trade names, service marks, patents, licenses, copyrights (including any applications therefor), technology, processes, proprietary information and insurance proceeds;

(3)    all present and future deposit, savings, checking, securities, brokerage or similar accounts of the Authority or any Guarantor, and all money, cash and Cash Equivalents of the Authority or any Guarantor, whether or not deposited in any such accounts;
(4)    all present and future books and records, including, without limitation, books of account and ledgers of every kind and nature, all electronically recorded data relating to the Authority or any Guarantor or their business, all receptacles and containers for such records, and all files and correspondence (the “Books and Records”);

(5)    all present and future goods, including, without limitation, all consumer goods, farm products, inventory, equipment, gaming devices and associated equipment, machinery, tools, molds, dies, furniture, furnishings, trade fixtures, motor vehicles and all other goods used in connection with or in the conduct of the Authority’s or any Guarantor’s business;

(6)    all present and future inventory and merchandise, including, without limitation, all present and future goods held for sale or lease or to be furnished under a contract of service, all raw materials, work in process and finished goods, all packing materials, supplies and containers relating to or used in connection with any of the foregoing, and all bills of lading, warehouse receipts or documents of title relating to any of the foregoing;

(7)    all present and future investment property, stocks, bonds, debentures, securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts, commodity accounts, subscription rights, options, warrants, puts, calls, certificates, partnership interests, limited liability company membership or other interests, joint venture interests, certificates of deposit, Investments and/or brokerage accounts and all rights, preferences, privileges, dividends, distributions, redemption payments, or liquidation payments with respect thereto, including without limitation Capital Stock of Subsidiaries;

(8)    all right, title and interest, including, without limitation, all fee and leasehold interests of the Authority or any Guarantor, in any and all parcels of real property, together with all improvements, fixtures, easements, hereditaments and appurtenances relating thereto and all leases, rents, royalties and other income, issues or profits derived therefrom or relating thereto;

(9)    all present and future accessions, appurtenances, components, repairs, repair parts, spare parts, replacements, alterations, substitutions, additions, issues and/or improvements to or of or with respect to any of the foregoing;

(10)    all other tangible and intangible personal property of the Authority or any Guarantor;

(11)    all rights, remedies, powers and/or privileges of the Authority or any Guarantor with respect to any of the foregoing;

(12)    any and all proceeds and products of any of the foregoing, including, without limitation, all money, accounts, payment intangibles, general intangibles, deposit accounts, promissory notes, documents, instruments, certificates of deposit, chattel paper, investment property, letter-of-credit rights, goods, insurance proceeds, and any other tangible or intangible property received upon the sale or disposition of any of the foregoing; and

(13)    the proceeds from (i) the sale of the Authority or any Guarantor as a going concern, (ii) the sale of the Authority or any Guarantor’s business, the sale or disposition of any assets of the Authority or any Guarantor that includes any gaming license, permit or approval or benefits from any gaming license, permit or approval or where the assets sold have the benefit of any gaming license, permit or approval, or (iii) any other economic value received or distributed that is associated with gaming licenses, permits or approvals, in each case (a) to the extent permissible under applicable law or regulation and (b) excluding any Tribal Entity, the business of any Tribal Entity and any license, permit or approval pursuant to, or subject to, IGRA;

provided, that Collateral shall not include:

(1)    Excluded Assets;

(2)
any properties and assets on which the Collateral Agent is required to release its Liens pursuant to the terms of the Indenture dated as of March 6, 2012, pursuant to which the Issuer issued new 11-1/2% Second Lien Senior Secured Notes Due 2017 in exchange for the Notes (the “New Indenture”); and

(3)	any properties or assets that no longer secure the Obligations under the New Indenture and the notes issued pursuant thereto.”

Section 1.5    The definition of the term “Excluded Assets” in Section 1.01 of the Indenture is deleted in its entirety and replaced by the following text:
““Excluded Assets” means each of the following:

(1)    any Books and Records or customer lists relating to any gaming operations being conducted at the Resort, or any gaming or racing operations conducted at Pocono Downs or any other location of the Authority or any Guarantor, in each case which cannot be mortgaged, pledged or assigned as security for the Note Obligations in accordance with applicable Laws;

(2)    the name “Mohegan”, “Mohegan Tribe” or any other name, logo or design used by the Tribe to designate itself or its tribal heritage, customs or government (other than the name “Mohegan Sun” which is expressly included in the term “Collateral”);

(3)    any property or assets of the WNBA Subsidiary and any right, title or interest of the Authority or any Guarantor in the WNBA Subsidiary, any Tribal Entity or any Unrestricted Subsidiary;

(4)    the Pennsylvania Tax Revenues;

(5)    any permit or license issued by a Governmental Authority or Gaming Regulatory Authority, any agreement or any gaming equipment or other property (including, without limitation, “cage cash”) employed in gaming activities, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any law, rule or regulation applicable to any permit, license, agreement, gaming equipment or such other property, prohibits the creation of a security interest in or Lien on such permit, license, agreement, gaming equipment or property (after giving effect to Section 9-406(d), 9-407(a), 9-408(a) or 9-409 of the Uniform Commercial Code of any applicable jurisdiction (or any successor provision or provisions) or any other applicable Law (including the Bankruptcy Code) or principles of equity) (it being understood that, as of the Issue Date, licenses to conduct gaming activities at the Resort and at Pocono Downs are not permitted to constitute Collateral under applicable law);

(6)    any contract, lease, sublease, license or other agreement to the extent that the grant of a security interest therein would result in the invalidation thereof or provide any party thereto with a right of termination with respect thereto or requires the consent thereto by any other Person not obtained (in each case, after giving effect to the applicable provisions of the Uniform Commercial Code of any applicable jurisdiction);

(7)    any motor vehicles, vessels (except to the extent gaming is conducted thereon) and aircraft, or other property subject to a certificate of title statute of any jurisdiction;

(8)    assets or property subject to purchase money Liens or Capital Lease Obligations permitted to be incurred under the Indenture, the Security Documents and the Permitted Priority Lien Debt Documents, to the extent a Lien on such assets or property is not permitted under the terms of the documents governing such purchase money Liens, purchase money Indebtedness or Capital Lease Obligations to be created to secure any Note Obligations;

(9)    Equity Interests in any joint venture with a third party, to the extent a pledge of such Equity Interests is prohibited by the documents governing such joint venture;

(10)    any intent-to-use trademark application to the extent and for so long as creation of a security interest therein would result in the loss of any material rights therein;

(11)    any license, permit, franchise or other authorization to own, lease or operate or otherwise conduct casino gaming at the Resort, or to own, lease or operate, or otherwise conduct casino gaming or racing at Pocono Downs or any other location of the Authority or any Guarantor, in each case which cannot be mortgaged, pledged or assigned as security for the Note Obligations in accordance with applicable laws (in each case only to the extent that the same cannot be mortgaged, pledged or assigned as security);

(12)    (i) all deposit, savings, brokerage or similar accounts now or hereafter existing other than any such account holding more than $0.5 million and provided that the aggregate funds in all such accounts constituting “Excluded Assets” pursuant to this clause (i) shall not exceed $2.5 million and (ii) any other deposit, savings, brokerage or similar account now or hereafter existing for the purpose of collecting or disbursing funds for the payment of payroll, medical insurance and workmen’s compensation claims, tip money belonging to employees, money belonging to patrons and other disbursements of a similar nature, or accounts for the short-term investment of such funds pending their disbursement, or statutory or trust accounts (including horsemen and lottery accounts);

(13)    the Compact and any interest therein, including the slot contribution payable to the State of Connecticut;

(14)    any right or interest in the real estate leased by the Authority from the Tribe underlying a portion of the Resort, until the Authority obtains necessary governmental approvals;

(15)    any right, title or interest of the Authority or any Guarantor in the Lahaniatis Property and a parcel contiguous to the Lahaniatis Property comprising a parking lot; and

(16)    any real property within the Tribe’s reservation which cannot be subject to encumbrance under applicable law;

provided, however, that, subject to applicable law and regulations, any property described in any of the foregoing clauses (1)-(16) that is pledged to secure the Obligations of the Authority or any Guarantor under any Permitted Priority Lien Debt or Parity Lien Debt shall not constitute “Excluded Assets.”

Section 1.6    Section 1.01 of Indenture is hereby amended by adding the following in alphabetical order therein:
“Pennsylvania Tax Revenues” means the portion of the revenues of Downs Racing, L.P. which is required to be paid to the Commonwealth of Pennsylvania as a tax under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act or any successor provision.
“Tribal Entity” means the Authority and each Guarantor that conducts Gaming activities pursuant to IGRA.

Section 1.7     The definition of the term “Intercreditor Agreement” in Section 1.01 of the Indenture is deleted in its entirety and replaced by the following text:
“Intercreditor Agreement” means the Amended and Restated Collateral Agency and Intercreditor Agreement dated as of March 6, 2012, by and among the Issuer, the Guarantors, Bank of America, N.A., as administrative agent and collateral agent under the Bank Credit Facility, U.S. Bank National Association, as trustee and collateral agent under the Indenture, dated as of March 6, by and between the Issuer and U.S. Bank National Association, as trustee and collateral agent, and any other parties thereto, as such agreement may be amended, restated or replaced.
Section 1.8    The Holders party hereto hereby consent to and authorize the Trustee to enter into, (a) an amended and restated Intercreditor Agreement and (b) the other amended and restated Security Documents to be entered into in connection with the consummation of the Exchange Offer, in each case in the form attached as Exhibit 1 hereto and effective as of the consummation of the Exchange Offer.
Section 1.9    Any terms defined in the Indenture which are used in any Sections of the Indenture which are deleted by any Section of this Supplemental Indenture and which are not otherwise used in any other Section of the Indenture not affected by this Supplemental Indenture are hereby deleted.
ARTICLE 2

Section 2.1    This Supplemental Indenture shall become effective upon execution hereof by the Trustee, the Subsidiary Guarantors and the Issuer. Sections 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7 of this Supplemental Indenture shall not become operative until the opening of business on the day on which the Issuer gives oral notice (confirmed in writing) or written notice to the Trustee, as depositary, that the Notes tendered by the Holders pursuant to the Exchange Offer have been accepted for exchange.

ARTICLE 3

Section 3.1    Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.
Section 3.2    Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee, by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated in their entirety herein and made applicable to the Trustee with respect hereto.
Section 3.3    THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 3.4    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.
Section 3.5    In case any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.6    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Subsidiary Guarantors.

[Signature Pages Follow]

SIGNATURES
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

MOHEGAN TRIBAL GAMING AUTHORITY
By:    /S/    MITCHELL GROSSINGER ETESS
Name:    Mitchell Grossinger Etess
Title:    Chief Executive Officer

DOWNS RACING, L.P.
By:    MOHEGAN COMMERCIAL VENTURES PA, LLC, its sole general partner
By: /S/    MITCHELL GROSSINGER ETESS
Name: Mitchell Grossinger Etess
Title: Manager
BACKSIDE, L.P.
By:    MOHEGAN COMMERCIAL VENTURES PA, LLC, its sole general partner
By: /S/    MITCHELL GROSSINGER ETESS
Name: Mitchell Grossinger Etess
Title: Manager

MILL CREEK LAND, L.P.
By:    MOHEGAN COMMERCIAL VENTURES PA, LLC, its sole general partner
By: /S/    MITCHELL GROSSINGER ETESS
Name: Mitchell Grossinger Etess
Title: Manager
NORTHEAST CONCESSIONS, L.P.
By:    MOHEGAN COMMERCIAL VENTURES PA, LLC, its sole general partner
By: /S/    MITCHELL GROSSINGER ETESS
Name: Mitchell Grossinger Etess
Title: Manager
MOHEGAN COMMERCIAL VENTURES PA, LLC
By:    /S/    MITCHELL GROSSINGER ETESS
Name:    Mitchell Grossinger Etess
Title:    Manager
MOHEGAN VENTURES-NORTHWEST, LLC
By:    /S/    MITCHELL GROSSINGER ETESS
Name:    Mitchell Grossinger Etess
Title:    President

MOHEGAN GOLF, LLC
By:    /S/    MITCHELL GROSSINGER ETESS
Name:    Mitchell Grossinger Etess
Title:    President
MOHEGAN VENTURES WISCONSIN, LLC
By:    MOHEGAN TRIBAL GAMING AUTHORITY, its sole manager and member
By: /S/    MITCHELL GROSSINGER ETESS
Name: Mitchell Grossinger Etess
Title: Chief Executive Officer
WISCONSIN TRIBAL GAMING, LLC
By:    /S/    MITCHELL GROSSINGER ETESS
Name:    Mitchell Grossinger Etess
Title:    Manager
MTGA GAMING, LLC
By:    /S/    MITCHELL GROSSINGER ETESS
Name:    Mitchell Grossinger Etess
Title:    President

MOHEGAN BASKETBALL CLUB, LLC
By:    /S/    MITCHELL GROSSINGER ETESS
Name:    Mitchell Grossinger Etess
Title:    President

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT
By:    /S/    BRUCE S. BOZSUM
Name:    Bruce S. Bozsum
Title:    Chairman

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:    /S/    CAUNA M. SILVA
Name:    Cauna M. Silva
Title:    Vice President